Exhibit 10.11
Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the Confidential Treatment Request.
EQUIPMENT FUNDING AGREEMENT
This EQUIPMENT FUNDING AGREEMENT (this “Agreement”), is entered into as of 1 day of June, 2010 (“Effective Date”) by and between NuPathe Inc., a Delaware corporation with its principal place of business at 227 Washington Street, Suite 200, Conshohocken, PA 19428 USA (“NuPathe”) and
LTS LOHMANN Therapie-Systeme AG., a German corporation with its principal place of business at Lohmannstr. 2, 56626 Andernach, Germany (“LTSAG”). Each of NuPathe and LTS AG shall be a “Party,” and together shall be referred to as the “Parties.”
RECITALS
     WHEREAS, LTS LOHMANN Therapie-Systeme AG (“LTS AG”) and NuPathe entered into a Development and License Agreement dated September 14, 2007 regarding sumatriptan succinate, as amended on April 1, 2008, February 17, 2009, and on May 10, 2010 (the “Development Agreement”), pursuant to which LTS AG and NuPathe cooperated on the development of a Product (as defined therein); and
     WHEREAS, the Parties or its affiliates intend to negotiate a commercial manufacturing agreement, (the “Manufacturing Agreement”) which, if executed, would provide for NuPathe providing the E-Card (as defined below) to LTS AG or its affiliates and for LTS AG or its affiliates to [**] and to manufacture the Drug Product (as defined below) in order to supply such Commercial Components (as defined below) to NuPathe for commercial use in accordance with, as applicable, the Development Agreement and/or the Manufacturing Agreement, and

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

     WHEREAS, in order to manufacture Commercial Components under the Manufacturing Agreement, the purchase of Commercial Equipment and the Installation Activities ( both as defined below) are necessary; and
     WHEREAS, NuPathe is willing to fund the purchase of the Commercial Equipment and reimburse LTS AG for the costs of the Installation Activities in accordance with the terms of this Agreement;
     NOW THEREFORE, NuPathe and LTS AG, in consideration of the mutual agreements and covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, do each hereby agree, as hereinafter set forth:
1. Definitions
As used herein, the following terms will have the meanings set forth below:
1.1	“API” shall mean sumatriptan succinate which meets the specifications agreed to in writing by the Parties pursuant to the Manufacturing Agreement.

1.2	“Commercial Components” shall mean the Drug Product and the E-Patch.

1.3	“Commercial Equipment” shall mean the equipment listed on Annex 1 which is required for the manufacture of Commercial Components.

1.4	“Commercially Reasonable Efforts” shall mean those efforts employed by the Parties, equivalent to that level of attention and care that they devote to their other businesses and products of similar commercial potential and at a similar stage of progress of development.
1.5	“Current GMP or cGMP” shall mean then current Good Manufacturing Practices promulgated by the United States Food & Drug Administration (FDA) and its

counterpart governmental agencies outside the United States, in the form of laws, regulations or guidance documents, including those practices and standards set forth in Current Good Manufacturing Practice Regulations of the US Code of Federal Regulations Title 21 (21 CFR §§210,211 and 820) in relation to the production of pharmaceutical products and medical devices and those practices and standards provided for (as amended from time to time) in the European Community Directive 91/356/EEC, as interpreted by the ICH Harmonized Tripartite Guideline, and any arrangements, additions or clarifications agreed from time to time between the Parties.
1.6	“Drug Product” shall mean the drug product reservoir card containing the API in accordance with specifications set forth in the Quality Agreement and the Manufacturing Agreement.

1.7	“E-Card” shall mean the portion of the NuPathe Patch necessary for its iontophoretic operation and provided as a unit to LTS AG or its affiliates for [**].

1.8	“Encumbrance” shall mean any lien; pledge; hypothecation; mortgage; security interest; escrow; charge; equity interest; option; right of first refusal; preemptive right; obligation; undertaking; license; claim; demand; community property right or interest; joint management, control, or disposition right or interest; or any other restriction, condition or encumbrance of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership or possession.

1.9	“E-Patch” shall mean the patch resulting from [**].

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

1.10	“Facility” shall mean an LTS AG or its affiliates’ cGMP manufacturing facility for the Commercial Components.

1.11	“Installation Activities” shall mean equipment ordering, build, installation, start-up and qualification in compliance with all Regulatory Requirements and cGMP with the goal to make the Commercial Equipment fully operable and such that, subject to successful scale-up and validation of the manufacturing process for the Commercial Equipment, it can be used to manufacture the Commercial Components

1.12	“NuPathe Patch” shall mean the E-Patch combined with the Drug Product.

1.13	“Quality Agreement” shall mean the then-current quality assurance procedures as mutually agreed upon by the Parties in writing in connection with the commercial manufacture of the Commercial Components.

1.14	“Regulatory Requirements” shall mean all laws, regulations and other legal requirements applicable to the manufacture of the Commercial Components, including without limitation cGMP, FDA regulations, ICH guidelines, any applicable local laws and regulations in the place of manufacture, storage and handling, and any requirements set forth in any IND, NDA, 510k, applications for marketing approval and other regulatory filings or approvals for the NuPathe Patch as the same may be enacted or modified from time-to-time.
2. Purchase/Installation
2.1	Purchase. Subject to Section 3.2, LTS AG agrees to purchase the Commercial Equipment by placing purchase orders in accordance with the schedule set forth in the project plan, which is attached hereto as Annex 2 (the “Project Plan”). LTS

AG represents that, to the best of its knowledge and subject to successful scale-up and validation, the Commercial Equipment should comply with the requirements which are attached hereto as Annex 3 (the “Requirements”).
2.2	Installation Activities. Subject to the timely receipt of NuPathe’s payments as set forth in the payment schedule attached hereto as Annex 4 (the “Payment Schedule”), LTS AG shall use its Commercially Reasonable Efforts to perform the Installation Activities and to perform those in accordance with the Project Plan.
(a)	In the event that LTS AG becomes aware that the Commercial Equipment will not meet the Requirements or the Installation Activities will not be completed in accordance with the Project Plan, then LTS AG shall immediately notify NuPathe in writing. In such event, LTS AG and NuPathe shall jointly agree in writing to necessary changes, if any, to the Commercial Equipment or Installation Activities or Project Plan. If the amounts in the Payment Schedule for the purchase of the Commercial Equipment or the man-hours set forth therein for the Installation Activities are not sufficient, the Parties shall discuss in good faith coverage of the costs for completion of the purchase of the Commercial Equipment and the Installation Activities. LTS AG shall not spend any amounts or man-hours exceeding the Payment Schedule or Project Plan, as applicable, without the prior written agreement of the Parties.

(b)	In the event that NuPathe requests a material change to the Commercial Equipment or Project Plan (a “Material Change”), LTS AG shall provide NuPathe with a revised Payment Schedule and Project Plan and shall provide an overview of non-cancellable obligations that LTS AG has in connection with the Commercial

Equipment and the costs related thereto. LTS AG shall not change the Commercial Equipment or revise the Project Plan without the prior written agreement of the Parties.

In the event that due to a Material Change non-cancellable obligations of LTS AG become obsolete, then NuPathe shall cover those costs. LTS AG shall in any event use its reasonable best efforts to minimize those costs after the Parties reached agreement to actually change the Commercial Equipment or the Project Plan.
3. Funding/Payment
3.1	NuPathe Funding. NuPathe agrees to provide LTS AG with the funds necessary to purchase the Commercial Equipment and complete the Installation Activities for each line. Except as agreed upon according to Section 2.2, NuPathe shall not be liable for any payments in excess of the amounts set forth in the Payment Schedule.

3.2	Payment Schedule. NuPathe shall make such payments based upon LTS AG’s invoices and in accordance with the Payment Schedule. Payments shall be made by NuPathe within thirty (30) days of receipt of LTS AG’s invoice. It is understood that any placement of a purchase order by LTS AG for the purchase of Commercial Equipment is subject to the prior receipt by LTS AG of the applicable payment by NuPathe. In the event that NuPathe fails to pay LTS AG for the Installation Activities in time, LTS AG may suspend the performance of the Installation Activities until all outstanding amounts are paid in full.

For clarity, LTS AG shall not be in breach of this Agreement as a result of LTS AG’s failure to perform in accordance with the Project Plan as a result of NuPathe’s failure to timely make any payment due hereunder.
3.3	NuPathe Audit. Upon reasonable notice, LTS AG shall make available to NuPathe for review and audit all invoices and other documents related to the costs and expenses associated with the purchase of and Installation Activities related to the Commercial Equipment.
4. Ownership
4.1	Title. LTS AG shall have title to and be the owner the Commercial Equipment subject to the following conditions:
(a)	During the term of the Development Agreement or the Manufacturing Agreement LTS AG shall not sell or otherwise dispose of the Commercial Equipment, provided that LTS AG may transfer ownership to LTS Lohmann Therapy Systems Partnership L.P. (“LTS Partnership”), provided, however, that LTS Partnership agrees, in writing to be bound by the terms of this Agreement and that such transfer shall not relieve LTS AG of its obligations or liability under this Agreement;

(b)	During the term of the Development Agreement or any Manufacturing Agreement, LTS AG shall not permit, and shall take all necessary action to prevent, any Encumbrance on the Commercial Equipment.
4.2	Transfer of Title
(a)	In the event that the Parties do not execute Manufacturing Agreement, LTS AG will at LTS AG’s sole discretion either transfer ownership of the Commercial

Equipment to NuPathe or refund the book value of the Commercial Equipment (i.e. purchase price minus cumulative depreciation costs) under this Agreement. The depreciation schedule and book value for the Commercial Equipment is set forth in Annex 5.
(b)	In the event NuPathe Terminates this Agreement as a result of a breach of this Agreement by LTS AG, LTS AG will at LTS AG’s sole discretion either transfer ownership of the Commercial Equipment to NuPathe or refund the book value of the Commercial Equipment (i.e. purchase price minus cumulative depreciation costs) under this Agreement. The depreciation schedule and book value for the Commercial Equipment is set forth in Annex 5.

(c)	In the event LTS AG, at its sole discretion pursuant to Sections 4(a) or (b), above, decides to transfer the Commercial Equipment to NuPathe, LTS AG shall transfer the Commercial Equipment to NuPathe or its designee at NuPathe’s expense and shall provide NuPathe with technology transfer assistance from personnel skilled in such manufacturing operations at NuPathe’s cost, at agreed reasonable and customary rates; provided, however, that in the event NuPathe terminated this Agreement as a result of a breach of this Agreement by LTS AG, then such technology transfer assistance shall be free of charge. LTS AG shall use Commercially Reasonable Efforts, at the request of NuPathe, to assist with such equipment transfer and technology transfer.
4.3	Maintenance/Repair. LTS AG shall be responsible for and shall bear the cost of all routine maintenance and repair for the Commercial Equipment designed to ensure that it is in working order and in a state of good repair. LTS AG will be responsible for maintaining maintenance and calibration records with respect to activities performed on the Commercial Equipment in accordance with LTS AG’s maintenance documentation system. NuPathe reserves the right to audit maintenance records and procedures during any regular quality assurance audit.
4.4	Risk of Loss. Risk of loss of or damage to Commercial Equipment shall be borne by LTS AG at all times while the Commercial Equipment is in LTS AG’s possession or control, at its facilities, or in transit to LTS AG
5. LTS AG Consideration
5.1	Supply Price. LTS AG has provided a non-binding price indication dated May 19, 2010 (attached as Annex 6) for the supply price for the Commercial Components which is subject to the assumptions as set forth therein. LTS AG shall as soon as feasible after the completion of the Installation Activities and the transfer and qualification of the manufacturing process, provide a first price offer in order to evaluate whether the supply price would still be consistent with the price indication. In case the first price offer exceeds the price indication set forth in Annex 6, the Parties shall discuss in good faith possible actions resulting therefrom.
5.2	Dedicated Use. During the term of the Development Agreement or the Manufacturing Agreement, the Commercial Equipment shall be used only by, or on behalf of, LTS AG or its affiliates and only in connection with the manufacture of Commercial Components, clinical supplies as requested by NuPathe in accordance with the Development Agreement, for performing the Installation Activities, or in connection with manufacturing scale—up of the Commercial Components. LTS AG shall keep reasonable records to account for the use of the Commercial

Equipment and shall provide copies of such records to NuPathe upon NuPathe’s request.
6. Other investments and costs
Except as otherwise set forth herein, by this agreement NuPathe does not assume responsibility for capital investments and costs related to the expansion, preparation and maintenance of the Facility. Specifically and without limitation, this encompasses all capital investments and costs related to the construction, purchase, installation, modification, commissioning and validation of facilities, utilities, process equipment, air handling systems, computer systems, the peripheral equipment/furnishings required by the operation, and the maintenance of the Facility according to cGMP and Regulatory Requirements. LTS AG represents, that in the price indication attached as Annex 6 the aforementioned costs as of the date thereof have been included. The foregoing shall, however, in no way limit LTS AG or its affiliates in including any of the aforementioned costs in the supply price in case of changes.
In the event that NuPathe requests that the Facility exceed current cGMP or Regulatory Requirements, then LTS AG and NuPathe shall discuss, in good faith, coverage of the costs for completing the requested activities.
7. Confidentiality
7.1	Confidential Information. Except as expressly provided in this Article 7, each Party shall, during the term of this Agreement and for a period of ten (10) years thereafter, keep completely confidential and shall not use, put into production, publish nor otherwise disclose the Confidential Information received from the other Party under this Agreement, or the Development Agreement. As used herein,

“Confidential Information” means the terms of this Agreement as well as all information, including but not limited to data, know-how, formulas, processes, specifications, designs, financial and organizational information, mechanical equipment, technical information and/or trade secrets which have been or may hereafter be disclosed, directly or indirectly by a Party to the other Party, either orally or in writing, or through inspection as well as samples; except that Confidential Information shall not include information which the receiving Party can show by competent proof:
(a)	was, at the time of disclosure, in the public domain;

(b)	has subsequent to disclosure, become part of the public domain through no fault, act, omission, or violation by the receiving Party of the confidentiality obligations hereunder or under the Secrecy Agreement dated May 31, 2006 or the Development Agreement;

(c)	was, at the time of disclosure, in the possession of the receiving Party and not otherwise acquired, directly or indirectly, from the disclosing Party;

(d)	has been developed independently by the receiving Party without access to the Confidential Information of the disclosing Party; or

(e)	has subsequent to disclosure been obtained by the receiving Party from a third party, provided however, that it was not obtained by said third party, directly or indirectly, from the disclosing Party under any obligation of confidentiality.
7.2	It is understood that a specific item of the Confidential Information shall not be deemed to be within the exceptions set forth in Section 7.1 above, if it is merely embraced by more general Confidential Information within one of such exceptions.
7.3	Each receiving Party shall limit access to the Confidential Information from the disclosing Party to those of its officers, employees, advisors and consultants who need to know such Confidential Information for the purpose of this Agreement and who will be advised of the conditions of this Agreement. In case a receiving Party wishes to disclose Confidential Information to one of its consultants, it may only do so on a need to know basis and provided that such consultant agrees in writing to be bound to the terms of confidentiality and nonuse at least as stringent as those set forth in this Article 7.

7.4	Neither Party shall use Confidential Information of the disclosing Party to contest or challenge any protected rights of, or applications for protection of rights by, the disclosing Party concerning such Confidential Information.

7.5	Permitted Uses and Disclosures:
(a)	Performance of this Agreement. Each Party hereto may use Confidential Information of the other Party as is reasonably necessary or to perform obligations hereunder or to exercise rights granted to it hereunder.

(b)	Disclosure to Certain Third Parties. NuPathe may disclose Confidential Information of LTS AG to third parties in connection with sublicenses, strategic collaborations, equity or debt financing, IPO, merger, acquisition, changes of control or other similar transactions (“Transactions”), for the sole purposes of enabling such third parties to conduct such Transactions and/or any diligence in connection with such Transactions. In the case of Confidential Information comprising batch records, manufacturing instructions, details of the manufacturing process, specifications, supply price, quality audit reports and regulatory filings detailing manufacturing know-how and LTS AGpatent applications, in each case relating to the Commercial Equipment and/or the Commercial Components, prior to disclosing such Confidential Information of LTS AGto a third party as described in this Section 7.5(b), NuPathe shall first obtain a written confidentiality agreement with such third party that is reasonable and customary for such Transaction or diligence.
(c)	Legal Requirements or Governmental Filings. In addition, each Party may use and disclose Confidential Information of the other Party to the extent such use or disclosure is necessary in prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental laws or regulations, such as FDA or SEC regulations, or court order or otherwise submitting information to tax or other governmental authorities, in submissions to regulatory authorities, as a part of patent applications filed on inventions made under this Agreement, or as a part of applications for marketing approval; provided that if a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, except to the extent inappropriate in the case of patent applications or the like, will use reasonable commercial efforts to secure confidential treatment of such information.
7.6	Expiration or Termination of this Agreement. Upon any expiration or termination of this Agreement, each Party shall promptly return all Confidential Information of the other Party, provided however, that each Party may retain such Confidential Information as reasonably necessary to exercise rights hereunder or perform obligations hereunder that survive such expiration or termination, and each Party may retain one copy of the Confidential Information thereof in its legal files solely for archival purposes.
8. Term/Survival
8.1	Term. This Agreement shall commence on the Effective Date and continue in full force and effect until the later of the completion of all Installation Activities or the execution of the Manufacturing Agreement.

8.2	Survival. Notwithstanding the termination or expiration of this Agreement for any reason, NuPathe shall be liable for the payment of any non-cancellable obligations of LTS AG to third parties as of the date such termination or expiration becomes effective. In addition, any terms of this Agreement which by their nature extend beyond its performance, expiration or termination (including, without limitation, Sections 4 through 7, this Section 8.3 and Sections 9.2, 9.5, 9.6 and 9.9) shall survive any termination or expiration of this Agreement, however caused.
9. Miscellaneous
9.1	Additional provisions. Notwithstanding Section 9.11, in addition to the other terms and conditions contained herein, the following provisions of the Development Agreement shall be deemed terms and conditions of this Agreement: Section 11.04, 11.05, 12.01, 14.01, 14.04 and 14.05, provided that, wherein such provisions reference is made to “Product” it shall be deemed to have the same meaning as referring to “NuPathe Patch” as defined herein.

9.2	Dispute Resolution.
(a)	Disputes. The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter cannot be resolved in the normal course of business, either Party shall give to the other Party written notice of any such dispute not resolved, after which the dispute shall be referred to the principal executive officers of both Parties or their designees who shall likewise attempt to resolve the dispute. If the dispute has not been resolved by negotiations within ten (10) days of such written notice, each Party may have the dispute mediated in accordance with Section 9.1(b) below.

(b)	Mediation and Arbitration. The Parties shall then attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or any significant breach thereof through mediation with a mutually agreed mediator. If the mediation of such dispute does not commence within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of the receipt of a written request for such mediation by the other Party, or if the dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such mediation, or if the Party against which a claim has been asserted refuses to attend such mediation, or the Parties are unable to agree upon a mediator, then either Party may proceed to arbitration under the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both Parties. It is understood that the Parties agree that any disputes shall be referred to an arbitration panel as set forth above and shall not be referred to a regular court.
(c)	Restraining Order. The dispute resolution procedures set forth herein shall not limit a court from granting a temporary restraining order or a preliminary injunction in order to preserve the status quo of the Parties pending arbitration or to protect a Party’s trademark or confidential or proprietary information. Further, the arbitrator shall have power to enter such orders by way of interim award, and such orders shall be enforceable in court.

(d)	THE UNDERSIGNED PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED AND AFTER CONSULTING WITH COUNSEL, KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT AND ANY AGREEMENT CONNECTED THERETO.
9.3	Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of New Jersey, United States of America (including U.S. federal law), without regard to conflict of laws principles.

9.4	Assignment. Neither Party shall have the right to assign this Agreement or its rights hereunder without a prior written consent of the other Party; provided, however, that no consent is required in connection with a sale or transfer of all or substantially all of the assets, securities or business of the assigning Party whether by sale, merger, operation of law, reincorporation or otherwise. The Parties agree that LTS AG may engage LTS Corp. in the performance of its obligations hereunder provided that LTS Corp. agrees to comply with the terms of this Agreement and provided further that such engagement shall not relieve LTS AG of its obligations or liability under this Agreement.
9.5	Independent Contractors. The relationship of LTS AG and NuPathe established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between LTS AG and NuPathe. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Parties.

9.6	English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall not be binding on the Parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

9.7	Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been given on the date received by the addressee at the following address or such other address as may from time to time be designated to the other Party in writing:

If to LTS AG:	LTS LOHMANN Therapie-Systeme AG,

Lohmannstr. 2,

56626 Andernach,

Germany

Attn: General Counsel

If to NuPathe:	NuPathe Inc.

227 Washington Street, Suite 200

Conshohocken, PA 19428

U.S.A.

Attn: General Counsel
9.8	Currency. Except as otherwise set forth herein, any payments to be made by NuPathe hereunder shall be made in Euros.

9.9	No Waiver. A waiver, express or implied, by either LTS AG or NuPathe of any right under this Agreement or of any failure to perform or breach hereof by the other Party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto.

9.10	Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement, and the remainder of this Agreement shall remain in full force and effect.

9.11	Entire Agreement. Except as set forth in Section 9.1, this Agreement, together with any and Exhibits, constitute the entire understanding and agreement between the Parties as of the Effective Date with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the Parties hereto.

9.12	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

LTS LOHMANN Therapie-Systeme AG		NuPathe Inc.

By:	/s/ ppa Ulrich Sielaff /s/ ppa Klaudia Haczkiewicz	By:	/s/ Keith A. Goldan

Name:	Ulrich Sielaff Klaudia Haczkiewicz	Name:	Keith A. Goldan

Title:	General Counsel Head of BD	Title:	Vice President & CFO

ANNEX 1 COMMERCIAL EQUIPMENT
[**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

ANNEX 2 PROJECT PLAN
[**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

ANNEX 3
PERFORMANCE REQUIRMENTS
Quantities of Commercial Components for each production line:

E-Patch Line	[**] units per year
Drug Product Line	[**] units per year

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

ANNEX 4 PAYMENT SCHEDULE
SUMATRIPTAN IONTOPHORETIC SYSTEM — CAPEX REQUIREMENTS
PAYMENT SCHEDULE / COSTS AND EXPENSES

[**]		€	M-1	M-2	M-3	M-4	M-5	M-6	M-7	M-8	M-9	M-10	M-11	M-12	M-13	M-14
[**]		[**]
[**]		[**]	[**]			[**]	[**]	[**]
[**]
	[**]	[**]	[**]										[**]	[**]
	[**]	[**]												[**]	[**]	[**]
	[**]	[**]													[**]	[**]
	[**]	[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
	[**]	[**]			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]		[**]	[**]			[**]	[**]	[**]
[**]
	[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
	[**]	[**]	[**]		[**]		[**]		[**]		[**]			[**]
	[**]	[**]												[**]	[**]	[**]
	[**]	[**]													[**]	[**]
	[**]	[**]												[**]	[**]	[**]
	[**]	[**]			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Total		5,370,000

Monthly total costs and expenses			[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
     [**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

ANNEX 5
Depreciation Schedule and Book Value Determination
(Linear depreciation over a period of five (5) years from the date of completion of the Installation Activities)

ANNEX 6 Price Indication
[**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.